Exhibit 99.1

Adial Pharmaceuticals Announces Pricing of $3.6 Million Public Offering

GLEN ALLEN, Va., June 17, 2025 (GLOBE NEWSWIRE) — Adial Pharmaceuticals, Inc. (NASDAQ: ADIL) (“Adial” or the “Company”), a clinical-stage biopharmaceutical company focused on developing therapies for the treatment and prevention of addiction and related disorders, today announced the pricing of its “reasonable best efforts” public offering for the purchase and sale of 11,100,000 shares of common stock of the Company (or common stock equivalents in lieu thereof), together with Series D warrants to purchase up to 11,100,000 shares of common stock (the “Series D Warrants“) and Series E warrants to purchase up to 8,325,000 shares of common stock (the “Series E Warrants“), at a combined offering price of $0.3251 per share and accompanying warrants, for aggregate gross proceeds of approximately $3.6 million before deducting placement agent fees and other offering expenses.

The Series D Warrants and the Series E Warrants will have an exercise price of $0.35 per share. The Series D warrants will be exercisable beginning on the effective date of stockholder approval and will expire five years from the date of stockholder approval. The Series E warrants will be exercisable beginning on the effective date of stockholder approval and will expire eighteen months from the date of stockholder approval.

The closing of the offering is expected to occur on or about June 18, 2025, subject to the satisfaction of customary closing conditions. The gross proceeds from the offering are expected to be approximately $3.6 million, before deducting placement agent fees and other estimated offering expenses. The Company intends to use the net proceeds of this offering for working capital and general corporate purposes.

A.G.P./Alliance Global Partners is acting as the sole placement agent in connection with the offering.

In connection with the Offering, the Company also agreed to amend certain existing Series B-1 Warrants to purchase up to 2,482,270 shares of common stock (the “Series B-1 Warrants”) and certain existing Series C-1 Warrants to purchase up to 4,025,000 shares of common stock (the Series C-1 Warrants”) with an exercise price of $0.74 per share. Effective upon closing of the Offering, such existing warrants will be amended to reduce the exercise price to $0.35 per share; such exercise to be subject to stockholder approval. The Series B-1 Warrants will expire five years from the date of stockholder approval and the Series C-1 Warrants will expire eighteen months from the date of stockholder approval.

The securities described above are being offered pursuant to a registration statement on Form S-1, as amended (File No. 333-287826) previously filed with the Securities and Exchange Commission (“SEC”) which became effective on June 16, 2025. The offering is being made only by means of a prospectus forming part of the effective registration statement. A preliminary prospectus relating to the offering has been filed with the SEC. An electronic copy of the final prospectus will be filed with the SEC and may be obtained, when available, on the SEC’s website located at http://www.sec.gov and may also be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by e-mail at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Adial Pharmaceuticals, Inc.
Adial Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development of treatments for addictions and related disorders. The Company’s lead investigational new drug product, AD04, is a genetically targeted, serotonin-3 receptor antagonist, therapeutic agent for the treatment of Alcohol Use Disorder (AUD) in heavy drinking patients and was recently investigated in the Company’s ONWARD™ pivotal Phase 3 clinical trial for the potential treatment of AUD in subjects with certain target genotypes (estimated to be approximately one-third of the AUD population) identified using the Company’s companion diagnostic genetic test. ONWARD showed promising results in reducing drinking in heavy drinking patients, and no overt safety or tolerability concerns. AD04 is also believed to have the potential to treat other addictive disorders such as Opioid Use Disorder, gambling, and obesity. Additional information is available at www.adial.com.

Forward-Looking Statements
This communication contains certain “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements are based upon various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. The forward-looking statements include without limitation, statements regarding the closing of the offering, the satisfaction of the closing conditions of the offering, the anticipated gross proceeds from the offering and the use of net proceeds from the offering as well as the potential of AD04 to treat other addictive disorders such as opioid use disorder, gambling, and obesity. Any forward-looking statements included herein reflect our current views, and they involve certain risks and uncertainties, including, among others, market and other conditions, our ability to pursue our regulatory strategy, our ability to maintain our Nasdaq listing, our ability to advance ongoing partnering discussions, our ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, our ability to develop strategic partnership opportunities and maintain collaborations, our ability to obtain or maintain the capital or grants necessary to fund our research and development activities, our ability to retain our key employees or maintain our Nasdaq listing, our ability to complete clinical trials on time and achieve desired results and benefits as expected, regulatory limitations relating to our ability to promote or commercialize our product candidates for specific indications, acceptance of our product candidates in the marketplace and the successful development, marketing or sale of our products, our ability to maintain our license agreements, the continued maintenance and growth of our patent estate and our ability to retain our key employees or maintain our Nasdaq listing. These risks should not be construed as exhaustive and should be read together with the other cautionary statement included in our Annual Report on Form 10-K for the year ended December 31, 2024, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was initially made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Investor Contact
Crescendo Communications, LLC
David Waldman / Alexandra Schilt
Tel: 212-671-1020
Email: adil@crescendo-ir.com